Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

ARI REPORTS RECORD REVENUES AND INCREASED NET INCOME FOR FISCAL 2008

Growth Driven by Marketing Services

Milwaukee, Wis., October 29, 2008 – ARI Network Services, Inc. (OTCBB:ARIS), a leading provider of technology-enabled business solutions that connect equipment dealers, distributors and manufacturers, today reported results for the fourth fiscal quarter and fiscal year ended July 31, 2008.

Full Year Fiscal 2008 Highlights

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Revenues increased approximately 9.6% to a record $16.9 million for fiscal 2008, from revenues of $15.4 million for fiscal 2007.

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Operating income was $821,000 for fiscal 2008, a 398% increase from operating income of $165,000 for the prior year.

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Net income was $1.4 million or $0.20 per diluted share for fiscal 2008, compared to net income of $101,000 or $0.02 per diluted share for fiscal 2007.

Fourth Quarter Fiscal 2008 Highlights

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Revenues increased approximately 4.9% to $4.3 million for the fourth quarter of fiscal 2008, compared to revenues of $4.1 million in the fourth quarter of fiscal 2007.

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Operating loss was $236,000 in the fourth quarter of fiscal 2008, compared to an operating loss of $154,000 for the same period in the prior year.

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Net income was $378,000 or $0.05 per diluted share, compared to a net loss of $167,000 or $0.02 per diluted share for the fourth quarter of fiscal 2007.

Operations Review

“We made great strides in returning the company to our prior level of operating profitability, achieving record revenues and a significant improvement in earnings in fiscal 2008,” said Roy W. Olivier, president and CEO of ARI.

“The improved performance for the year was driven primarily by the continued organic growth of our marketing services business as well as the results of our mid-year fiscal 2007 acquisition of OC-Net for the full year of fiscal 2008.  The recognition of a gain on deferred tax assets also contributed to the improvement in net income.  The increase in profitability reflected our continued emphasis on controlling expenses, as well as the fact that in fiscal 2007 we had one-time expenses related to a potential acquisition which didn’t close and release of a new electronic parts catalog product,” added Olivier.

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11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com

“The continued strong growth of our marketing services business is due to the success of WebsiteSmart Pro™ and professional services associated with Internet marketing.  Our award-winning WebsiteSmart Pro™ provides a complete website solution for dealers who want to seamlessly integrate electronic parts catalog content while leveraging the Internet to increase sales and improve service to their customers.  In addition, the core electronic parts catalog business remains strong, with North American subscription renewal rates reaching nearly 90%,” concluded Olivier.

“In fiscal 2008, we generated strong cash flow from operations and maintained a healthy balance sheet.  We also improved our operational structure by consolidating our U.S. offices from four into two, which resulted in a one-time restructuring charge of $529,000 in the fourth quarter.  While this consolidation impacted our fiscal 2008 results, over the long term, we expect to benefit from the reduced operating costs and increased efficiency the consolidation provides,” said Ken Folberg, chief financial officer.

“While the current general economic environment is showing signs of significant weakness, ARI’s strong software subscription revenue base provides a stable foundation of cash flow from operations which puts the Company in a favorable financial position to pursue our growth and efficiency initiatives in fiscal 2009,” added Folberg.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves approximately 85 manufacturers and 180 distributors worldwide.  Additionally, ARI provides electronic parts catalogs, dealer websites and/or professional marketing services to more than 24,000 dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, motorcycles, appliances, agricultural equipment, marine, recreation vehicles, floor maintenance, auto and truck after-market parts and construction.  For more information on ARI, please visit our website: www.arinet.com.

Fourth Quarter Earnings Conference Call

ARI’s Fourth Quarter Conference Call is scheduled for October 29, 2008 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=4962790.   At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 7:00 p.m. Central Time on October 30, 2008.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2008 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI Network Services, Inc.

Tel: (414) 973-4380

Fax: (414) 973-4357

Email: krajcir@arinet.com

ARI Network Services, Inc.

Consolidated Balance Sheets

(In thousands, except  share and per share data)

	July 31	July 31
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$ 1,086	$ 1,050
Trade receivables, less allowance for doubtful accounts of $178 and
$148 at July 31, 2008 and 2007, respectively	1,304	1,302
Work in process	264	223
Prepaid expenses and other	392	291
Deferred income taxes	330	555
Total current assets	3,376	3,421
Equipment and leasehold improvements:
Computer equipment	5,647	5,324
Leasehold improvements	198	128
Furniture and equipment	2,842	2,749
	8,687	8,201
Less accumulated depreciation and amortization	7,523	6,991
Net equipment and leasehold improvements	1,164	1,210

Deferred income taxes	2,412	1,539
Goodwill	2,196	1,269
Intangibles	1,396	882
Other long term assets	53	-

Capitalized software product costs	13,209	12,455
Less accumulated amortization	11,613	10,849
Net capitalized software product costs	1,596	1,606

Total assets	$ 12,193	$ 9,927

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current borrowings on line of credit	$ 700	$ -
Current portion of notes payable	676	1,023
Accounts payable	408	703
Deferred revenue	5,071	5,619
Accrued payroll and related liabilities	922	962
Accrued sales, use and income taxes	80	28
Accrued vendor specific liabilities	284	175
Other accrued liabilities	615	124
Current portion of capital lease obligations	95	8
Total current liabilities	8,851	8,642

Non-current liabilities:
Notes payable (net of discount)	116	479
Long term portion of accrued compensation	97	55
Other long-term liabilities	-	28
Capital lease obligations	233	5
Total long term liabilities	446	567

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at July 31, 2008 and 2007, respectively	-	-
Junior preferred stock, par value $.001 per share,
100,000 shares authorized; 0 shares issued and outstanding
at July 31, 2008 and 2007, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,971,927 and 6,623,605 shares issued and outstanding
at July 31, 2008 and 2007, respectively	7	7
Common stock warrants and options	501	195
Additional paid-in capital	95,148	94,627
Accumulated deficit	(92,708)	(94,091)
Other accumulated comprehensive income	(52)	(20)
Total shareholders' equity	2,896	718

Total liabilities and shareholders' equity	$ 12,193	$ 9,927

ARI Network Services, Inc.

Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	July 31		July 31
	2008	2007	2008	2007
Net revenues:
Subscriptions, support and other services fees	$ 3,046	$ 2,957	$ 11,909	$ 11,290
Software licenses and renewals	517	522	2,115	2,187
Professional services	750	661	2,893	1,958
	4,313	4,140	16,917	15,435
Cost of products and services sold:
Subscriptions, support and other services fees	194	300	1,010	1,188
Software licenses and renewals	219	301	814	956
Professional services	257	157	1,047	575
	670	758	2,871	2,719
Gross Margin	3,643	3,382	14,046	12,716
Operating expenses:
Depreciation and amortization (exclusive of
amortization of software products included in
cost of products and services sold)	166	212	727	631
Customer operations and support	182	289	970	1,131
Selling, general and administrative	2,187	2,534	9,163	9,110
Software development and technical support	815	501	1,836	1,679
Restructuring charge	529	-	529	-
Net operating expenses	3,879	3,536	13,225	12,551
Operating income (loss)	(236)	(154)	821	165
Other income (expense)
Interest expense	(24)	(43)	(99)	(153)
Other, net	56	17	71	93
Total other income (expense)	32	(26)	(28)	(60)
Income (loss) before provision for income taxes	(204)	(180)	793	105
Income tax benefit (provision)	582	13	590	(4)
Net income (loss)	$ 378	$ (167)	$ 1,383	$ 101

Average common shares outstanding:
Basic	6,764	6,532	6,678	6,378
Diluted	6,989	6,704	6,903	6,550
Basic and diluted net income (loss) per share:
Basic	$0.06	($0.03)	$0.21	$0.02
Diluted	$0.05	($0.02)	$0.20	$0.02